Exhibit 99.1

Ingersoll Rand Announces Formation of Residential Solutions Business

•	Combining expertise, technologies and solutions from Trane and Schlage to promote safe, comfortable and efficient environments for homes and multifamily dwellings

Hamilton, Bermuda, June 8, 2009—Ingersoll-Rand Company Limited (NYSE:IR), a leader in creating and sustaining safe, comfortable and efficient environments, today announced the formation of the Residential Solutions business, effective July 1, 2009.

“The Residential Solutions business will drive greater focus on serving home owners, home builders, independent contractors and retailers by combining our residential air conditioning, heating and ventilation (HVAC) business and our residential security business,” said Herbert L. Henkel, chairman and chief executive officer. “The new business will comprise leading brands in the residential space, including Schlage, Trane and American Standard Heating and Cooling, which represent powerful platforms to create ideal home environments that address the critical areas of safety, comfort and efficiency.”

The business will be based in Carmel, Indiana, and will be led by Steve Hochhauser, currently president, Security Technologies, who will become president, Residential Solutions. “Steve’s recent experience as President of the Security Technologies sector along with his success at Johns Manville selling into the home and building market, will build on the strengths of these businesses while introducing new ideas to take them to the next level,” said Henkel.

Dave Pannier, president of Residential Systems (HVAC business), will be retiring in September after more than 33 years with the company. “Dave has earned a well-deserved reputation in the HVAC industry as a thoughtful leader with the highest of ethical standards. He led the residential HVAC business for Trane during a period of unprecedented growth and profitability from 1998 – 2006 and has worked tirelessly in the recent economic downturn to maintain a competitive advantage.”

“We are excited about the new opportunities that will emerge from the formal collaboration of our residential businesses,” said Michael Lamach, president and chief operating officer of Ingersoll Rand. “Our people already are working together to provide the ability to simply and easily control your home’s door locks and HVAC systems remotely. They have the combined expertise to empower homeowners with more control and understanding about the energy utilization of their

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HVAC system, which amounts to almost half of a home’s energy costs. And they offer the capability to easily manage all this through one set of easy-to-use controls. We know these offerings represent just the beginning of providing enhanced solutions for creating and maintaining ideal home environments.”

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Ingersoll Rand is a global diversified industrial firm providing products, services and solutions to enhance the quality and comfort of air in homes and buildings, transport and protect food and perishables, secure homes and commercial properties, and enhance industrial productivity and efficiency. Driven by a 100-year-old tradition of technological innovation, we enable companies and their customers to create progress. For more information, visit www.ingersollrand.com.

Contact:	Paul Dickard (Media)
(732) 652-6712

Joseph Fimbianti (Analysts)
(732) 652-6718